Exhibit 99.B(j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, and to the use of our report, dated February 20, 2015, with respect to the financial statements and financial highlights of Pax Ellevate Global Women’s Index Fund (of Pax World Funds Series Trust III) included in its annual report to shareholders for the year ended December 31, 2014 that is incorporated by reference into this Post-Effective Amendment Number 2 to the Registration Statement (Form N-1A No. 333-194601) of Pax World Funds Series Trust III.

/s/ Ernst & Young LLP

Boston, Massachusetts
April 27, 2015